Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HealthStream, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value per share of HealthStream, Inc.	Rule 456(a) and Rule 457(o)	(1)	(1)(2)	$200,000,000 (3)	.0000927	$18,540.00 (4)
	Equity	Common Stock, no par value per share of HealthStream, Inc.	Rule 456(c)	2,463,661 (5)	(6)	$50,000,000	.0000927	$4,635.00 (5)
	Total Offering Amounts (Primary and Secondary Offering)					$250,000,000		$23,175.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$27,275.00 (7)
	Net Fee Due							$0.00

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	HealthStream, Inc.	S-3	333-230169	March 8, 2019	N/A	$27,275.00 (7)	Common Stock	(7)	(7)	$250,000,000 (7)
Fee Offset Sources	HealthStream, Inc.	S-3	333-230169	N/A	March 23, 2021				(7)		$27,275.00 (7)

(1)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

The registrant will determine the proposed maximum offering price per share from time to time in connection with, and at the time of, the issuance of the securities registered hereunder. Securities registered hereby may be offered for U.S. dollars or in foreign currencies or currency units and may be sold separately or together in units with other securities registered hereby.

(3)

The aggregate maximum offering price of all securities offered and sold by the registrant pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $250,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency with $200,000,000 offered and sold by the HealthStream, Inc. (the “Company”) and $50,000,000 sold by certain selling security holders.

(4)	Calculated in accordance with Rule 457(o) under the Securities Act.
(5)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low sales price of the Company’s common stock as reported on the Nasdaq Global Select Market on March 24, 2022.

(6)

With respect to the secondary offering, the proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the sale by the selling security holder.

(7)

The Company previously paid a registration fee of $27,275.00 in connection with the registration of shares of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate gross sales price of up to $200,000,000 registered Post-Effective Amendment No. 1 to Registration Statement (File No. 333-230169), filed by the Company with the Securities and Exchange Commission on March 23, 2021 (the “Prior Registration Statement”). No shares of Common Stock were sold under the Prior Registration Statement, which expired on March 8, 2022. Pursuant to Rule 457(p) of the Securities Act, the Company is offsetting $23,175.00 of the unused registration fee paid in connection with the Prior Registration Statement against the $23,175.00 registration fee due for this registration statement (resulting in a balance of $4,100.00 of unused registration fee paid in connection with the Prior Registration Statement).